EXHIBIT 12

                                         NEW ENGLAND POWER COMPANY
                             Computation of Ratio of Earnings to Fixed Charges
                                              (SEC Coverage)
                                                (Unaudited)
                                     12 Months
                                       Ended
                                 March 31, 1996                 Years Ended December 31,
                                     Actual                    --------------------------------------------------------------
                                    (Unaudited)   1995       1994         1993      1992        1991
                                 --------------   ----       ----         ----      ----        ----
                                                                    (In Thousands)
Net Income                          $161,417   $151,427    $149,373    $141,468   $134,151    $134,747
- ----------
Less undistributed income of
  nuclear power companies               (298)       707           6         544        320        (240)
                                    --------   --------    --------    --------   --------    --------
                                     161,715    150,720     149,367     140,924    133,831     134,987

Add income taxes and fixed charges
- ----------------------------------
  Current federal income taxes        64,515     55,094      61,350      62,454     64,417      62,182
  Deferred federal income taxes       17,145     21,001      20,501      17,745      4,741      11,134
  Investment tax credits - net        (1,536)    (1,505)     (3,577)     (2,606)    (1,328)     (7,732)
  State income taxes                  17,524     16,814      17,328      17,242     14,596      15,526
  Interest on long-term debt          47,264     46,797      38,711      45,837     59,382      67,426
  Interest on short-term debt
   and other interest                 10,579     10,525       1,956       5,427      2,071       2,490
  Estimated interest component of rentals         3,288       3,349       3,635      3,851       4,121     4,115
                                    --------   --------    --------    --------   --------    --------
Net earnings available
  for fixed charges                 $320,494   $302,795    $289,271    $290,874   $281,831    $290,129
                                    ========   ========    ========    ========   ========    ========
Fixed charges:
  Interest on long-term debt         $47,264   $ 46,797    $ 38,711    $ 45,837   $ 59,382    $ 67,426
  Interest on short-term debt
   and other interest                 10,579     10,525       1,956       5,427      2,071       2,490
  Estimated interest component
   of rentals                          3,288      3,349       3,635       3,851      4,121       4,115
                                    --------   --------    --------    --------   --------    --------
   Total fixed charges               $61,131   $ 60,671    $ 44,302    $ 55,115   $ 65,574    $ 74,031
                                    ========   ========    ========    ========   ========    ========

Ratio of earnings to fixed charges      5.24       4.99        6.53        5.28       4.30        3.92
- ----------------------------------
